Purchase Option Agreement

October 2011

Wuhan China

Purchase Option Agreement

This Purchase Option Agreement (this "Agreement") is entered into by and among all the parties below in Wuhan China on October [20], 2011:

Party A: Wuhan Vogue-Show Jewelry Co., Ltd., a Wholly-Owned Foreign Enterprise ("WFOE") registered in Wuhan of the PRC, with legal registered office at 5th Floor 1-3, No. Te 15, Economic Development Zone, Jiang'an District, Wuhan.

Party B: Yang Wen, with the address at No. 98, Luyushang Street, Jingling Office, Tianmen, Hubei Province, holding a 4.1667% equity interest in Wuhan Kingold Jewelry Co., Ltd.

Party C: Wuhan Kingold Jewelry Co., Ltd., a corporation incorporated and duly existing in the territory of the PRC pursuant to the laws of the PRC with business license registration number: 420100000023089 and legal registered office at No. Te 15, Huangpu Science and Technology Park, Jiang'an District, Wuhan.

In this Agreement, Party A, Party B and Party C are collectively referred to as "all parties" and each of them is referred to as "a party".

Whereas:

1. On the date of execution of this Agreement, Party B is a shareholder of Party C, legally holding a 4.1667% equity interest in Party C.
2. Party B agrees to irrevocably confer Party A the purchase option to purchase the 4.1667% equity interest she holds in Party C, so that Party A or the third party designated by Party A ("**Designee**") may have the right to purchase such 4.1667% equity interest she holds in Party C ("**Object Equity Interest**") at any time when the laws, regulations and rules of the PRC ("PRC laws") permits and deems it proper. And Party A agrees to accept the above-mentioned purchase option.
3. Party C agrees to irrevocably confer Party A the purchase option to purchase all the assets of Party C, so that Party A or its Designee may

have the right to purchase all the assets of Party C ("**Object Assets**") at any time when the PRC laws permits and deems it proper. And each of the Kingold Shareholders of Party C agrees to such grant and Party A agrees to accept the above-mentioned purchase option.

NOW, THEREFORE, with the consensus reached through negotiation, all parties have entered into this Agreement and agreed to abide by it pursuant to the applicable PRC laws.

Clause 1 Conferring and Exercise of Purchase Option

1.1 Purchase Option to Purchase Equity Interest

Party B hereby irrevocably confer Party A the purchase option to purchase all the equity interest she holds in Party C (**"Equity Purchase Option"**):

1.1.1 Commencing upon the date hereof and continuing through the date which is ten (10) years from the date hereof ("**Exercise Period**"), Party A or its Designee shall have the right to purchase all or part of the equity interest Party B holds in Party C pursuant to the related terms and conditions under this Agreement and at the Exercise Price for Equity Purchase Option (as defined hereunder), provided that the PRC laws at that time permits. Party B agrees to enter into an Equity Transfer Agreement (**"Equity Transfer Agreement"**) with Party A or its Designee in the format attached hereunder as Annex 1 to this Agreement. The Exercise Period under this Agreement may be extended by the written consent of Party A before the expiration date. The term of extension shall be determined through mutual agreement by all parties to this Agreement;

1.1.2 Where the PRC laws permit and Party A sends the Equity Purchase Exercise Notice (as defined in Clause 2.2.1), Party B and Party C shall unconditionally cooperate with Party A to carry out the above procedures and transfer all or part of the Object Equity Interest to Party A or its Designee, and transact all necessary formalities such as review and approval, permit, registration and filing thereon;

1.1.3 The Object Equity Interest shall be free of any Security Interest. For the purpose of this Agreement, Security Interest means any mortgage,

pledge, the right or interest of the third party, any purchase right of equity interest, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, however, it does not include any security interests created under the Pledge of Equity Agreement entered into by Party A and Party B on the same day as this Agreement (“**Pledge of Equity Agreement**”); and

1.1.4 During the Exercise Period, if the holding of all or part of the Object Equity Interest by Party B is or will be deemed to violate the applicable PRC laws, Party B and Party C shall immediately send a written notice to Party A to explain the reason in detail.

1.2 Purchase Option to Purchase Assets

Party C hereby irrevocably confer Party A the purchase option to purchase all its assets (**“Assets Purchase Option”**). The Equity Purchase Option and the Assets Purchase Option are collectively referred to as **“Purchase Option”**:

1.2.1 During the Exercise Period, Party A or its Designee shall have the right to purchase all or part of the assets owned by Party C pursuant to the terms and conditions under this Agreement at the Exercise Price for Assets Purchase Option or a percentage thereof (as defined hereunder), provided that the PRC laws at that time permits. Party C agrees to enter into an assets transfer agreement (“Assets Transfer Agreement”) with Party A or its Designee in the format attached hereunder as Annex 2 to this Agreement;

1.2.2 Where the PRC laws permit and Party A sends the Assets Purchase Exercise Notice (as defined in Clause 2.3.1), Party B and Party C shall unconditionally cooperate with Party A to carry out the above procedures and transfer all or part of the Object Assets to Party A or its Designee, and transact all necessary formalities such as review and approval, permit, registration and filing thereon; and

1.2.3 When Party A exercises the Assets Purchase Option, Party B shall ensure other shareholders of Party C will approve the asset transfer under this Agreement.

Clause 2 Exercise Steps

2.1 Pursuant to the applicable PRC laws, Party A shall have the right to determine the time, manner and number of purchases for the Purchase Option.

2.2 Exercise steps to purchase equity interest:

2.2.1 During the Exercise Period, Party A may send an exercise notice ("Equity Purchase Exercise Notice") to Party B to exercise the Equity Purchase Option under this Agreement to purchase all or part of the Object Equity Interest or transfer all or part of the Object Equity Interest to a Designee, provided that the PRC laws permit at that time.

2.2.2 Upon receipt of the Equity Purchase Exercise Notice pursuant to Clause 2.2.1 above, Party B shall immediately:

2.2.2.1 enter into an Equity Transfer Agreement in the format attached as Annex 1 hereto with Party A and/or its Designee according to the requirements of the Equity Purchase Exercise Notice;

2.2.2.2 revise the Articles of Association of Party C together with Party A and/or its Designee and other shareholders of Party C at that time pursuant to the Equity Transfer Agreement, if necessary;

2.2.2.3 convene a shareholder's meeting of Party C to pass the resolutions to approve the equity transfer pursuant to the exercise of the Equity Purchase Option and the amendment to the Articles of Association of Party C;

2.2.2.4 together with Party A and/or its Designee and other shareholders of Party C at that time, handle all necessary approval and examination, registration and filing procedures required by the PRC laws within thirty (30) business days as of the date of execution of this Agreement or an earlier time agreed upon by the parties; and

2.2.2.5 Party B shall execute all other requisite contracts, agreements or documents, obtain all requisite approvals and consents of the government, and conduct all necessary actions to transfer the valid ownership of the Object Equity

Interest to Party A and/or it Designee without any Security Interest, and cause Party A and/or its Designee to be the legitimate owner of the Object Equity Interest.

2.3 Exercise steps to purchase assets:

2.3.1 During the Exercise Period, Party A may send an exercise notice ("Assets Purchase Exercise Notice") to Party C to exercise the Assets Purchase Option under this Agreement, purchase all or part of the Object Assets owned by Party C or transfer all or part of the Object Assets to a Designee, provided that the PRC laws permit at that time.

2.3.2 Once Party C receives the Assets Purchase Exercise Notice pursuant to Clause 2.3.1 above, Party C shall immediately:

2.3.2.1 enter into an Assets Transfer Agreement in the format attached as Annex 2 hereto and any other necessary agreements with Party A and/or its Designee according to the requirements set forth in the Assets Purchase Exercise Notice;

2.3.2.2 convene a shareholder's meeting of Party C to pass the resolution to approve the exercise of the Assets Purchase Option; and

2.3.2.3 Party B and Party C shall execute all other requisite contracts, agreements or documents, obtain all requisite approvals and consents of the government, and conduct all necessary actions to transfer the valid ownership of the Object Assets to Party A and/or it Designee without any Security Interest, and cause Party A and/or its Designee to be the legitimate owner of the Object Assets.

2.4 Before Party A obtains the Object Equity Interest or the Object Assets of Party C by means of exercising either the Equity Purchase Option or the Assets Purchase Option, Party B and/or Party C shall entrust Party A to manage Party C pursuant to the Exclusive Management Consulting and Technical Support Agreement and its supplemetanl agreements entered into by and between Party A and Party C.

Clause 3 Exercise Conditions

During the Exercise Period, where Party A deems it necessary and the PRC laws at that time permits to purchase the equity interest or assets of Party C, Party A may immediately exercise the Equity Purchase Option or the Assets Purchase Option, and purchase the Object Equity Interest or Object Assets. Party A shall have the right to choose to exercise either the Equity Purchase Option or the Assets Purchase Option; and the exercise of the Equity Purchase Option will not affect the exercise of the Assets Purchase Option and vice versa.

Clause 4 Exercise Price

4.1 Exercise price for Equity Purchase Option ("Exercise Price for Equity Purchase Option")

4.1.1 For Party A to exercise the Equity Purchase Option, the purchase price of the Object Equity Interest shall be negotiated based on the appraisal by an assets evaluation institution mutually agreed upon by Party A and Party B; and

4.1.2 If the applicable PRC laws imposes other restrictions on the purchase price of the Object Equity Interest or otherwise amends the applicable PRC laws at the time when Party A exercises the Equity Purchase Option, all Parties agree that the purchase price shall be set at the lowest price permitted by the applicable PRC laws.

4.2 Exercise price for Assets Purchase Option ("Exercise Price for Assets Purchase Option")

4.2.1 For Party A to exercise the Assets Purchase Option, the purchase price of the Object Assets shall be negotiated based on the appraisal by an assets evaluation institution mutually agreed upon by Party A and Party C; and

4.2.2 If the applicable PRC laws impose other restrictions on the purchase price of the Object Assets or otherwise amends the applicable PRC laws at the time when Party A exercises the Assets Purchase Option, all Parties agree that the purchase price shall be set at the lowest price permitted by the applicable PRC laws.

Clause 5 Representations and Warranties

5.1 Each party respectively represents and warranties to the other parties that:

5.1.1 it has the right to execute this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement, and the capability to perform its obligations under this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement;

5.1.2 it has carried out necessary internal decision-making procedures, obtained proper authority, acquired all the necessary consent and approval of any requisite third party and government authority to enter into and perform its obligations under this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement;

5.1.3 to its knowledge and without independent verification, the execution, delivery of this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement, and performance of the obligations under this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement will not: (i) violate any PRC laws; (ii) conflict with its Articles of Association or other organizational documents, if applicable; (iii) breach any contracts or documents to which each party is a party or which bind each party; (iv) violate any acquired permits, approvals or any valid qualifications; or (v) result in the ceasing or revocation or additional conditions to the acquired permits or approvals; and

5.1.4 once executed, this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement will constitute the legal, valid, and binding obligation of the relevant party, and the relevant party will be subject to compulsory enforcement on it pursuant to the terms and conditions under this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement.

5.2 Party B hereby, jointly and severally, represents and warrants to Party A that:

5.2.1 Party B possessses the Object Equity Interest pursuant to the PRC laws;

5.2.2 The Object Equity Interest held by Party B can be freely transferred

without anyone's prior consent, and the shares are free of encumbrances of any kind, other than the Security Interest pursuant to the Pledge of Equity Agreement;

5.2.3 Party B has complied with all PRC laws applicable to the purchase of assets and equity interest in connection with this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement;

5.2.4 No litigation, arbitration or administrative procedure relevant to the Object Equity Interest or Party B itself is in process or to be settled, and Party B has no knowledge of any pending or threatened claim;

5.2.5 Party B has not sold or agreed to sell its equity interest in Party C to any third party other than Party A or its Designee;

5.2.6 Party B strictly abides by the obligations under the Articles of Association of Party C. There are no circumstances that may affect the legal status of Party B as the shareholders of Party C, or any circumstance that may prevent Party A from exercising the Equity Purchase Option under this Agreement;

5.2.7 Party B, upon the request of Party A, will appoint any person designated by Party A to be the director of Party C; and

5.2.8 Party B shall promptly notify Party A of any pending or threatened litigation, arbitration or administrative procedure related to the assets, business and income of Party C, and tender to Party A the sole control of the defense and settlement of such claim and cooperate with such defense and/or settlement at its own expense.

5.3 Party C hereby represents and warrants to Party A that:

5.3.1 Party C is a joint stock limited company duly and legally registered and existing pursuant to the PRC laws;

5.3.2 Its business is operated in all major aspects conforming to the current effective PRC laws;

5.3.3 Party C complies with all PRC laws applicable to the purchase of assets and equity interest in connection with this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement;

5.3.4 Party C does not have any unpaid debt, other than (i) debt arising from its normal business; and (ii) debt disclosed to Party A and obtained

written consent by Party A;

5.3.5 No litigation, arbitration or administrative procedure relevant to the Object Equity Interest and Object Assets of Party C or Party C itself is in process or to be settled and Party C has no knowledge of any pending or threatened claim;

5.3.6 Party C has not sold or agreed to sell any of its assets to any third party other than Party A or its Designee;

5.3.7 Neither the execution and delivery of this Agreement or Assets Transfer Agreements, nor the performance of the obligations under this Agreement or Assets Transfer Agreements will: (i) violate any PRC laws; (ii) conflict with its Articles of Association or other organizational documents; (iii) breach any contracts or documents to which Party C is a party or which bind Party C; (iv) violate any acquired permits, approvals or any valid qualifications; or (v) result in the ceasing or revocation or additional conditions to the acquired permits or approvals;

5.3.8 Party C will maintain insurance from an insurance company acceptable to Party A. The amount and category of insurance shall be the same as those held by the companies which are in the same industry with similar business and own the similar properties and assets as Party C;

5.3.9 Upon the request of Party A, Party C shall provide all related operation and finance materials of Party C to the extent that those materials are available to Party C; and

5.3.10 Party C shall promptly notify Party A of any pending or threatened litigation, arbitration or administrative procedure related to the assets, business and income of Party C, and tender to Party A the sole control of the defense and settlement of such claim and cooperate with such defense and/or settlement at Party C's expense.

5.4 Before Party A obtains the Object Equity Interest and Object Assets of Party C by means of exercising either the Equity Purchase Option or the Assets Purchase Option, without the prior written consent by Party A, Party B and Party C shall not jointly or separately:

5.4.1 amend, modify or revise the Articles of Association of Party C in any form, or change the shareholding structure of Party C;

5.4.2 agree to increase or decrease the registered capital or the number of existing shareholders of Party C;

5.4.3 cause Party C to have transactions, which may materially affect the assets, business, net assets or other legal rights and liabilities of Party C, unless these transactions are related to the ordinary course of business or have been disclosed to and the written consent from Party A has been obtained;

5.4.4 transfer or dispose the Object Equity Interest in any manner or grant any Security Interest or any other third-party right on the Object Equity Interest;

5.4.5 sell, transfer, mortgage or dispose in any other form, any asset, income and any other legal yield and interest of Party C, or approve any encumbrance or imposition of any Security Interest on Party C's assets;

5.4.6 issue or provide guarantee, loan or credit to any third party or incur any debt, other than (i) the debt arising from ordinary course of business; and (ii) the debt has been disclosed to Party A and the written consent by Party A has been obtained;

5.4.7 terminate or cause Party C to terminate any material agreement (whose definition is at Party A's discretion at that time) entered into by Party C, or enter into any agreement that would conflict with the existing material agreements of Party B and/or Party C;

5.4.8 distribute any distributable profit, bonus, dividend or interest of Party C, unless otherwise stipulated by the PRC laws; or

5.4.9 approve or adopt any shareholders resolution at a shareholder meeting of Party C which may cause Party C to merge, acquire, invest in or associate with any entity other than Party A.

Clause 6 Transfer of this Agreement

6.1 Without the prior written consent by Party A, Party B and Party C shall not sub-contract, license or transfer its rights and obligations under this Agreement to any third party or its affiliate; and any transfer of this Agreement without

prior written consent of Party A shall be invalid.

6.2 Party B and Party C agree and confirm that Party A may transfer its rights and obligations under this Agreement, without the consent of Party B and Party C, to any third party, provided that Party A notifies the Party B and Party C of such transfer in writing.

Clause 7 Confidentiality

7.1 All parties agree that, all materials, documents, communications and other information obtained in the negotiation, execution or performance of this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement, whether commercial, technical or in any other form ("Confidential Information") , shall be strictly kept confidential and used only for the performance of the obligations under this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement. Unless the other parties consent in writing, none of the parties shall release, leak or disclose any Confidential Information to any third party.

7.2 Either party may disclose the Confidential Information in the following circumstances: (i) where the law, court order or the competent court with jurisdiction requires, and such disclosure may be conducted only within such requirement; (ii) where the competent authority or government department requires; (iii) where such Confidential Information has been known to the general public; (iv) where such Confidential Information was owned duly and legally by the disclosing party rather obtained from the other party before the disclosing party obtains it; (v) the information is required to be disclosed subject to the applicable laws or the rules or provisions of a stock exchange or securities governing authority; and (vi) the information is disclosed by each party to its legal or financial consultant relating the transaction of this Agreement, the Equity Transfer Agreement, and the Assets Transfer Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Clause.

However, for the circumstances aforesaid, where either party discloses the Confidential Information, it shall inform the other party of the Confidential

Information to be disclosed.

7.3 Nonetheless other provisions of this clause, either party shall have the right to disclose the Confidential Information to its lawyer, accountant, other professional consultants, directors or senior officers; such personnel shall undertake in writing to treat such information as Confidential Information by taking the measures similar to those provided in 7.1 of this Clause.

7.4 The disclosure of the Confidential Information by staff or employed institution of any party shall be deemed as the disclosure of such Confidential Information by such party, and such party shall bear the liabilities for breaching the agreement.

7.5 This clause shall survive whatever this Agreement is invalid, amended, revoked, terminated or unable to implement by any reason.

Clause 8 Liability for breach

8.1 All parties shall sufficiently perform this Agreement. Each Party breaching this Agreement shall bear the liability as arising out of and in relation thereto. If the breaching party causes damages to any other party, the breaching party shall compensate such party for all such damages.

8.2 If Party B breaches this Agreement, in addition to the remedies stipulated by law, Party A may also take the following measures:

8.2.1 require Party B to transfer all or any part of the equity interest of Party C held by Party B immediately at the Exercise Price for Equity Purchase Option to Party A or its Designee, provided that the PRC laws permit at that time; or

8.2.2 require Party B to compensate all direct and indirect damages, including but not limited to all the legal fees, travel fees and investigation fees paid for seeking and enforcing such remedies.

8.3 If Party C breaches this Agreement, in addition to the remedies stipulated by law, Party A may also take the following measures:

8.3.1 require Party C to transfer all or part of the Object Assets immediately at the Exercise Price for Assets Purchase Option to Party A or its Designee, provided that the PRC laws permit at that time;

8.3.2 require Party B to exercise its rights as the shareholder of PartyC, and cure the breach of Party C; if after ten (10) days after Party A sends a written notice to Party B or Party C, such breach has not been cured, Party A shall have the right to require Party B to transfer all or part of the Object Equity Interest immediately at the Exercise price for Equity Purchase Option to Party A or its Designee provided that the PRC laws permit at that time; or

8.3.3 require Party B and Party C to compensate all direct and indirect damages, including but not limited to all the legal fees, travel fees and investigation fees paid for seeking and enforcing such remedies.

Clause 9 Governing Law

The execution, validity, effect, interpretation, performance and dispute solution of this Agreement shall be governed by the PRC laws.

Clause 10 Dispute Resolution

All parties agree that any dispute arising from or in relation to this Agreement shall first be settled by the friendly negotiation of all parties. If the negotiation fails-within 45 days, either party shall have the right to file the dispute with China International Economic and Trade Arbitration Commission ("CIETAC") in Beijing for arbitration pursuant to the currently effective arbitration rules of CIETAC at the time of application. This arbitration shall be final and bind all parties and shall be enforceable in any court of competent jurisdiction. The arbitration fees shall be born by the losing party.

Clause 11 Effect and Termination

11.1 This Agreement shall come into effect after it is signed and/or stamped by all parties.

11.2 In any of the following circumstances, this Agreement shall be terminated:

11.2.1 where, during the Exercise Period, all parties reach an agreement to

terminate this Agreement;

11.2.2 where, during the Exercise Period, Party A notifies the other parties thirty (30) days in advance to terminate this Agreement; in such circumstance, Party A shall not assume any liabilities as arising out of and in relation thereto;

11.2.3 at the expiration of the Exercise Period provided; however, Party A may extend the Exercise Period and this Agreement in its sole discretion; or

11.2.4 upon the unanimous agreement by all parties.

11.3 The Clause 7 regarding confidentiality and Clause 13 regarding indemnification shall survive the termination of this Agreement.

Clause 12 Taxes and Fees

All taxes and fees resulting from the execution and performance of this Agreement, the Equity Purchase Agreement and the Assets Purchase Agreement shall be borne by each party respectively pursuant to the applicable PRC laws.

Clause 13 Indemnification

Party B and Party C shall indemnify and hold harmless Party A or its Designee, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (collectively, "Indemnified Party") from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description) (collectively, "Damages") such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to the willful breach of this Agreement, the Equity Purchase Agreement and the Assets Purchase Agreement by Party B and/or Party C.

Clause 14 General Terms

14.1 Entire Agreement

This Agreement and the Exhibits and Schedules hereto contain the entire understanding between the parties, no other representations, warranties or

covenants having induced any party to execute this Agreement, and supersede all prior or contemporaneous agreements with respect to the subject matter hereof. All exhibits, addendums, and schedules referred to in this Agreement are incorporated herein by reference. All references to schedules and exhibits are to exhibits and schedules attached to and to become a part of this Agreement unless otherwise indicated.

14.2 Amendment

Any amendment and/or rescission shall be in writing and signed by the all parties or their authorized representatives. Such revision shall be a valid integral part of this Agreement.

14.3 Headings

The headings of any Clauses or other portion of this Agreement are for convenience only and are not to be considered in construing this Agreement.

14.4 Construction

References in this Agreement to "Clauses", "Sections", "Schedules" and "Exhibits" shall be to the Clauses, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words "herein", "hereof" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word "including" when used in this Agreement shall mean "including without limitation"; and except as otherwise specified in this Agreement, all references in this Agreement (i) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (ii) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may

be supplemented, amended, consolidated, superseded or modified from time to time.

14.5 Severability

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.6 Waiver

No failure or delay of each party to enforce any right hereunder shall constitute a waiver of any such right hereunder. No waiver shall be effective hereunder unless in writing and a waiver shall only be effective for the specific act or circumstance for which it is given and not for any future act or circumstance.

14.7 Succession of this Agreement

This Agreement shall bind the successors and transferees of all parties.

14.8 Language

This Agreement is in both Chinese and English and executed by all parties, and the two versions have the same effect. Should there be any discrepancy between the two language versions, the Chinese version shall prevail.

14.9 Notices

All notices required or permitted under this Agreement shall be in writing and shall be sufficiently given only if mailed by registered or certified mail, return receipt requested, or sent by expedited or overnight delivery service with return receipt, or sent by telecopier with confirmed receipt, to the party to receive notice at the following addresses or at such other address as any party may, upon ten (10) days prior notice, direct:

If to Party A:[5th Floor 1-3, No. Te 15, Economic Development Zone,

Jiang'an District, Wuhan]

With a copy to:[5th Floor 1-3, No. Te 15, Economic Development Zone, Jiang'an District, Wuhan]

If to Party B:[No. 98, Luyushang Street, Jingling Office, Tianmen, Hubei Province]

With a copy to: [No. 98, Luyushang Street, Jingling Office, Tianmen, Hubei Province]

If to Party C: [No. Te 15, Huangpu Science and Technology Park, Jiang'an District, Wuhan]

With a copy to: [No. Te 15, Huangpu Science and Technology Park, Jiang'an District, Wuhan]

14.10 Copies of this Agreement

This Agreement shall be executed in four counterparts, each party holds one and the rests are used for the transaction of related formalities. Each of the copies shall be deemed as the original one and has the same effect.

[The remainder of this page is intentionally left blank.]

In witness hereof, all parties have executed this Agreement on the date specified on the first page of this Agreement by them or their respective authorized representatives.

Party A: Wuhan Vogue Show Jewelry Co., Ltd. (seal)

Authorized Representative (signature): ________

Party B: Yang Wen (signature)________

Party C: Wuhan Kingold Jewelry Co., Ltd. (seal)

Authorized Representative (signature): ________